EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our report dated April 25, 2001, accompanying the consolidated financial statements and schedules of Countrywide Credit Industries, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K for the year ended February 28, 2001, which is incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-06473) and Registration Statement on Form S-3 (collectively, the “Registration Statement”). We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Los Angeles, California
October 26, 2001